LANDIS SAVING BANK, SSB
                            107 South Central Avenue
                          Landis, North Carolina 28088
                                 (704) 857-7277

                      ------------------------------------
                      NOTICE OF SPECIAL MEETING OF MEMBERS
                               TO BE HELD , 1998
                      ------------------------------------

         NOTICE IS HEREBY GIVEN, that a special meeting (the "Special Meeting") of the members of Landis Savings Bank, SSB (the "Savings Bank") will be held at ____________ on________ _________, 1998 at__________ Eastern Time, to consider and vote upon:

1. A Plan of Conversion pursuant to which, among other things, the Savings Bank will (i) convert from a North Carolina-chartered mutual savings bank to a North Carolina- chartered stock savings bank (the "Stock Conversion"), amend its Certificate of Incorporation and Bylaws as required to effect the Stock Conversion, issue all of its capital stock to BOC Financial Corp. (the "Company"), a North Carolina business corporation formed at the direction of the Board of Directors of the Savings Bank to serve as the holding company for the Savings Bank upon its conversion to stock form; and cause the Company to offer and sell shares of common stock in subscription and community offerings and, if necessary, in a public offering; and (ii) immediately after the Stock Conversion, convert to a North Carolina-chartered commercial bank (the "Bank Conversion") to be known as "Bank of the Carolinas" and amend its Certificate of Incorporation and Bylaws as required to effect the Savings Bank Conversion; and

2. Such other matters that fall within the purposes set forth in this Notice of Special Meeting of Members or any adjournment thereof. Management is not aware of any such other business.

        The Board of Directors has fixed the close of business on December 31, 1997 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Members of the Savings Bank of record as of the close of business on that date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If there are insufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

                                            By Order of the Board of Directors



                                            Henry H. Land
                                            Secretary
Landis, North Carolina
____________, 1998


        THE BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED APPOINTMENT OF PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR APPOINTMENT OF PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE SAVINGS BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. THE SAVINGS BANK WILL PROVIDE A COPY OF THE PLAN OF CONVERSION WITHOUT CHARGE TO ANY MEMBER UPON WRITTEN OR ORAL REQUEST DIRECTED TO THE SECRETARY OF THE SAVINGS BANK, 107 SOUTH CENTRAL AVENUE, LANDIS, NORTH CAROLINA 28088, (704) 857-7277.

                            LANDIS SAVING BANK, SSB
                            107 South Central Avenue
                          Landis, North Carolina 28088
                                 (704) 857-7277

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                                  INTRODUCTION

        Your Appointment of Proxy, in the form enclosed, is solicited by the Board of Directors of Landis Savings Bank, SSB (the "Savings Bank") for use at a Special Meeting of its members to be held on ____________, 1997, and any adjournment of that meeting, for the purposes set forth in the foregoing notice of Special Meeting. The information contained in the accompanying prospectus of BOC Financial Corp., dated ________, 1998 (the "Prospectus"), including a more detailed description of the Plan, is intended to help you evaluate the Conversion and is incorporated herein by reference. All persons eligible to vote at the Special Meeting should review both this Proxy Statement and the accompanying Prospectus.

        YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                                    SUMMARY

        The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements in related notes appearing elsewhere herein or in the Prospectus.

The Savings Bank              Landis Saving Bank, SSB is a North
                              Carolina-chartered mutual savings bank.

The Company                   BOC Financial Corp. (the "Company"), the proposed
                              holding company for the Commercial Bank.

The Converted Savings Bank    Immediately following the conversion of the
and the Commercial Bank       Savings Bank into a North Carolina-chartered stock
                              savings bank (the "Stock Conversion"), the resulting stock savings bank (the "Converted
                              Savings Bank") will convert to a North Carolina commercial bank (the "Commercial Bank") to be known as "Bank of the Carolinas" (the "Bank
                              Conversion," and together with the Stock
                              Conversion, the "Conversion").

Plan of Conversion            Pursuant to the Plan of Conversion adopted by the
                              Board of Directors of the Savings Bank on September 29, 1997 (the "Plan"), the Savings Bank will convert to a North Carolina-chartered stock savings bank as a subsidiary of the Company and immediately thereafter convert to the Commercial
                              Bank.

The Offerings                 The Company is offering a minimum of ____ shares
                              and a maximum of ______ shares of its common stock
                              (the "Common Stock") in a subscription offering to
                              certain depositors (the "Subscription Offering"),
                              a community offering to residents of Cabarrus,
                              Iredell, and Rowan Counties, North Carolina (the
                              "Community Offering") and, if necessary, in an
                              underwritten public offering (the "Public
                              Offering," and collectively, the "Offerings"). The
                              maximum
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                              number of shares sold in the offerings may
                              be increased up to _____ shares without a resolution of subscribers.

Purchase Price                The shares of Common Stock are being offered at a
                              Purchase Price of $10.00 per share.

Plan of Distribution          Subject to the limitations and restrictions
                              described herein, shares of Common Stock are being offered in the Subscription Offering in descending order of priority to (i) certain depositors of the Savings Bank as of August 30, 1996, (ii) the
                              Company's Employee Stock Ownership Plan (the
                              "ESOP"), (iii) certain depositors of the Savings
                              Bank as of December 31, 1997, (iv) other members, and (v) officers, directors and employees of the Savings Bank. The Company also may offer shares of Common Stock not subscribed for in the Subscription Offering, if any, for sale in the Community Offering and, if necessary, in the Public Offering.

Purchase Limitations          The Plan sets forth various purchase limitations.
                              Generally, except for the ESOP, which may purchase up to eight percent of the total shares of the Common Stock to be issued in the Stock Conversion, no person may purchase more than 25,000 shares, or $250,000 of Common Stock in the Offerings. The minimum purchase is 25 shares. See "The Conversion
                              -- Subscription Rights," "-- Community Offering" and "-- Limitations on Purchases of Shares" in the Prospectus.

Independent Valuation         The shares of the Common Stock to be issued in the
                              Offering will be issued at an aggregate purchase price which is determined in accordance with an independent appraisal prepared by The Meritas
                              Group, Inc. ("Meritas"). See "The Conversion --
                              Stock Pricing and the Number of Shares to be Issued" in the Prospectus.

Use of Proceeds               The Company will purchase capital stock of the
                              Converted Savings Bank in exchange for
                              approximately 50% of the net proceeds realized by the Company from the sale of the Common Stock under the Plan. Funds received by the Converted
                              Savings Bank from the Company's purchase of its capital stock will become part of its general corporate funds to be used for its business activities. See "Use of Proceeds" in the Prospectus.

Market for the Common Stock   The Company will register the Common Stock with
                              the Securities and Exchange Commission (the
                              "Commission") pursuant to the Securities Exchange
                              Act of 1934, as amended, and shall undertake not to deregister the Common Stock for a period of three years thereafter. Management anticipates that the Common Stock will be quoted in the OTC
                              Bulletin Board System operated by the National
                              Association of Securities Dealers, Inc. See
                              "Market for the Common Stock" in the Prospectus.

Benefits of Conversion        The Company's directors and executive officers
to Management                 will receive certain additional benefits as a
                              result of the Stock Conversion. See "Management of the Savings Bank -- Certain Plans and Agreements" in the Prospectus.

Board of Directors            The Board of Directors unanimously recommends that
Recommendation                depositors entitled to vote on the Plan vote "for"
                              the Plan. The Board of Directors makes no recommendations regarding the suitability of investment in the Common Stock.

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                               PURPOSE OF MEETING

        The Special Meeting will be held at the office of the Savings Bank located at 107 South Central Avenue, Landis, North Carolina on _________________, 1998, at ______________, Eastern Time, for the purpose of considering and voting on the Plan, which was unanimously adopted by the Savings Bank's Board of Directors and which, if approved by a majority of the total votes eligible to be cast by the members, will permit the Savings Bank to convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank as a wholly-owned subsidiary of the Company, a North Carolina corporation formed by the Savings Bank for the purpose of becoming the holding company for the Converted Savings Bank. Immediately thereafter, the Converted Savings Bank will convert from a North Carolina-chartered stock savings bank to a North Carolina-chartered commercial bank under the name "Bank of the Carolinas." The Conversion is contingent upon the members' approval of the Plan at the Special Meeting.

        The Plan provides in part that, after receiving final authorization from the Administrator of the Savings Institution Division of the North Carolina Department of Commerce (the "Administrator"), the Company will offer for sale shares of its Common Stock, first to depositors to as of August 30, 1996 with $50 or more on deposit in the Savings Bank on that date ("Eligible Account Holders") and who live within the following North Carolina counties: Cabarrus, Iredell, and Rowan (the "Local Community"), second to Eligible Account Holders who live outside the Local Community, third to the ESOP, fourth to depositors with $50 or more on deposit in the Savings Bank on December 31, 1997 ("Supplemental Eligible Account Holders"), fifth to other members of the Savings Bank entitled to vote at the Special Meeting, ("Other Members"), and sixth to directors, officers and employees of the Company. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category. The Company may offer any shares remaining after the Subscription Offering to residents of the Local Community in the Community Offering. Any shares of Common Stock not purchased in the Subscription or Community Offerings may be sold to the general public in an offering underwritten by a registered broker-dealer on a "best efforts" basis in the Public Offering. The aggregate price of the Common Stock to be issued by the Company under the Plan is currently estimated to be between ________ and __________, subject to adjustment, as determined by an independent appraisal of the Company's estimated pro forma market value subsequent to the conversion. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" in the Prospectus.

        Adoption of the proposed Amended and Restated Certificate of Incorporation and Bylaws of the Converted Savings Bank and the proposed Certificate of Incorporation and Bylaws of the Commercial Bank are integral parts of the Plan. Copies of the Plan and the proposed Amended and Restated Certificate of Incorporation and Bylaws for the Converted Savings Bank, the proposed Certificate of Incorporation and Bylaws of the Commercial Bank, and the proposed Articles of Incorporation and Bylaws of the Company are attached as Exhibits to the Plan. The Plan and the appraisal report prepared by Meritas are available for inspection at the Savings Bank and copies may be obtained without charge upon request. These documents provide, among other things, for the termination of voting rights of members and their rights to receive any surplus remaining in the event of a liquidation of the Converted Savings Bank. For further information, see "Effect of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank."

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" APPROVAL OF THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK.

        The Conversion will be accomplished through adoption of an Amended and Restated Certificate of Incorporation and Bylaws to authorize the issuance of capital stock by the Converted Savings Bank to the Company. Immediately following consummation of the Stock Conversion, the Company, as sole shareholder of the Converted Savings Bank, shall approve the Bank Conversion, and the Converted Savings Bank shall take such actions as may be necessary to consummate the Bank Conversion. Under the Plan, ______ shares of the Common Stock, subject to adjustment, are being offered for sale by the Company. Upon completion of the Stock Conversion, the Converted Savings Bank will issue all its newly issued of capital stock to the Company in exchange for at least 50% of the net proceeds of the Stock Conversion. None of the Savings Bank's assets will be distributed in order to effect the Conversion other than to pay expenses and then send it thereto.
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

        The net proceeds from the sale of Common Stock in the Stock Conversion will substantially increase the capital of the Savings Bank, which will increase the amounts of funds available for lending an investment, and support current operations and the continued growth of the intitution's business. The holding company structure will provide greater flexibility than the Commercial Bank alone would have for diversification of business activities and expansion. Management believes that this increased capital and operating flexibility will enable the Commercial Bank to compete more effectively with other types of financial service organizations. Management also believes that the Conversion will enhance the future access of the Company to the capital markets and will afford depositors and others the opportunity to become shareholders of the Company and thereby participate in its future growth.

        The Bank Conversion shall be deemed to occur and shall be effective upon completion of all actions necessary or appropriate under applicable North Carolina statute and the policies and regulations of the North Carolina Banking Commission to complete the Conversion of the Savings Bank into a North Carolina commercial bank, including without limitation the approval of the Bank Conversion by the Company, as sole shareholder of the Converted Savings Bank. Upon completion of such actions, Commercial Bank will be and become the Commercial Bank. The Bank Conversion shall be consummated immediately following the consummation of this Stock Conversion.


                              BOC FINANCIAL CORP.

        The Company was incorporated under the laws of the State of North Carolina in December 1997 at the direction of the Board of Directors of the Savings Bank for the purpose of serving as the holding company of the Converted Savings Bank upon its conversion from mutual to stock form, and of the Commercial Bank following the Bank Conversion. The Company has received approval from the Administrator, and has applied for approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to acquire control of the Converted Savings Bank and the Commercial Bank subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Savings Bank (or, following the Bank Conversion, the Commercial Bank), a portion of the net proceeds of the Stock Conversion, and a note receivable from the ESOP. Upon consummation of the Conversion, the Company's principal business will be overseeing and directing the business of the Commercial Bank and investing the net Stock Conversion proceeds retained by it.

                            LANDIS SAVINGS BANK, SSB

        The Savings Bank is a North Carolina-chartered mutual savings bank headquartered in Landis, North Carolina and serving Cabarrus, Iredell, and Rowan Counties in North Carolina. The Savings Bank was chartered by the State of North Carolina in 1913 and operated as a state savings and loan association until 1986. The Savings Bank received federal insurance of its deposit accounts in 1986 , when it converted to a federal savings and loan association under the name "Landis Federal Home Savings and Loan Association." In 1993, the Savings Bank converted to a North Carolina-chartered savings bank, at which time it adopted its present name of "Landis Savings Bank, SSB." At September 30, 1997, the Savings Bank had total assets of $_____ million, total deposits of $_____ million and retained income, substantially restricted, of $____ million.

        Historically, the Savings Bank has operated as a traditional savings institution, emphasizing the origination of loans secured by one- to four-family ("single-family") residences. In connection with its decision to pursue the Conversion, the Board of Directors determined that the Savings Bank's market area is not adequately served by existing financial institutions and that there is an underserved demand for commercial and consumer loan products offered by a truly community-oriented financial institution. As a result, the Board of Directors has determined to refocus the Savings Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Savings Bank will seek to take advantage of the business opportunities identified by the Board of Directors by gradually expanding into commercial and consumer lending. The Bank Conversion is an integral part of this strategy.

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

        The Savings Bank is subject to examination and comprehensive regulation by the FDIC and the Administrator, and the Savings Bank's deposits are insured up to applicable limits by the SAIF, which is administered by the FDIC. The Savings Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of 12 regional banks in the FHLB System. The Savings Bank is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Federal and state regulations significantly affect the operations of the Savings Bank. See "Regulation-Depository Institution Regulation" in the Prospectus.

                             BANK OF THE CAROLINAS

        Upon consummation of the Bank Conversion, the Commercial Bank will succeed to all of the assets and liabilities of the Converted Savings Bank (which, pursuant to the Stock Conversion, will have succeeded to all of the assets and liabilities of the Savings Bank). Following the Conversion, management intends to continue to follow the Savings Bank's current strategy of seeking growth opportunities through increasing its portfolio of commercial and consumer loans while continuing to pursue single-family residential mortgage loan origination.

        The deposits of the Commercial Bank will continue to be insured by the SAIF of the FDIC, and, as such, the Commercial Bank will continue to be subject to regulation and supervision by the FDIC. The Commercial Bank will not be subject to regulation and supervision by the Administrator. Rather, the primary regulator of the Commercial Bank will be the State Banking Commission of North Carolina (the "Commission;" as used herein, the Commission refers to the State Banking Commission of North Carolina as well as the North Carolina Commissioner of Banks, whose powers are exercised under the supervision of the Commission.) In addition, the Commercial Bank will remain a member of the FHLB of Atlanta. For information regarding regulations applicable to the Converted Savings Bank and the Commercial Bank, see "Regulation" in the Prospectus.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

        The Board of Directors of the Savings Bank has fixed the close of business on ___________ 1998 as the record date (the "Voting Record Date") for the determination of members entitled to notice of and to vote at the Special Meeting. All holders of the Savings Bank's deposit or other authorized accounts and borrowers are members of the Savings Bank under its current Certificate of Incorporation and Bylaws. All members of record as of the close of business on the Voting Record Date who continue as such until the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

        Each depositor member will be entitled at the Special Meeting to cast one vote for each $_________, or fraction thereof, of the aggregate withdrawal value of all the saving accounts in the Savings Bank as of the Voting Record Date. Borrower members will be entitled to one vote at the Special Meeting in addition to any votes such Borrower member may have as a result of being a depositor in the Savings Bank. No member may cast more than ______ votes.

        Approval of the Plan will require the affirmative vote of at least a majority of the total outstanding votes of the Savings Bank's members eligible to be cast a Special Meeting. As of the voting record date of the Special Meeting, there were approximately ____ votes eligible to be cast, of which _____ votes constitute a majority.

        Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed appointments of proxy received by the Savings Bank will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting and may properly be voted upon, the proxy solicited hereby will be voted on such matters by the proxy holder's name therein as directed by the Board of Directors. Valid, previously executed general proxies, which typically are obtained from members when they open their accounts at the Savings Bank will not be used to vote for approval of the Plan, even if the respective members do not execute another proxy or attend a Special Meeting and vote in person. Any member given a proxy will have the right to provoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Savings Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or by attending the Special Meeting and voting in person.

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

        FAILURE TO RETURN AN EXECUTED PROXY FOR THE SPECIAL MEETING OR TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON WOULD HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

        Proxies may be solicited by officers, directors, or other employees of the Savings Bank, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Savings Bank only for their expenses incurred in connection with such solicitation. The Proxies solicited hereby will be used only at the Special Meeting and any adjournment thereof; they will not be used at any other meeting.

                       DESCRIPTION OF PLAN OF CONVERSION

General

        On September 29, 1997, the Board of Directors of the Savings Bank unanimously adopted, subject to approval by the Administrator and the members of the Savings Bank, and to the nonobjection by the FDIC, the Plan, pursuant to which the Savings Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, become a wholly-owned subsidiary of the Company, and immediately thereafter convert to a North Carolina commercial bank under the name "Bank of the Carolinas." The Administrator has approved the Plan subject to, among other things, approval of the Plan by the members of the Savings Bank. In addition, the FDIC has issued its conditional non-objection to the Plan and the Stock Conversion. Such approval and notice do not constitute recommendations or endorsements of the Plan.

        The Stock Conversion will be accomplished through the amendment of the Savings Bank's existing North Carolina mutual certificate of incorporation and bylaws to read in the form of North Carolina stock certificate of incorporation and bylaws to authorize the issuance of capital stock by the Converted Savings Bank, the issuance of all the Converted Savings Bank's capital stock to be outstanding upon consummation of the Stock Conversion to the Company, and the offer and sale of the Common Stock of the Company. Upon issuance of the Converted Savings Bank's capital stock to the Company, the Converted Savings Bank will be a wholly-owned subsidiary of the Company. Immediately following consummation of the Stock Conversion, the Board of Directors of the Savings Bank intends to effectuate the Bank Conversion by converting the Converted Savings Bank to the Commercial Bank. The Bank Conversion will be accomplished through the amendment of the Converted Savings Bank's certificate of incorporation to the form appropriate for a North Carolina commercial bank. Upon completion of the Bank Conversion, the Commercial Bank will be a wholly-owned subsidiary of the Company.

        The Company has applied to the Federal Reserve Board for approval to become the holding company of the Converted Savings Bank subject to the satisfaction of certain conditions and to acquire all of the capital stock of the Converted Savings Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock in the Stock Conversion after deducting the principal amount of the ESOP Plan. The Stock Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan. The Savings Bank has received approval from the Administrator and the Commission, subject to certain conditions, of the conversion of the Converted Savings Bank to a North Carolina commercial bank, and the Company has applied to the Federal Reserve Board for approval of the Company's continued ownership of 100% of the stock of the Commercial Bank following the Bank Conversion.

        The aggregate purchase price of the Common Stock to be issued in the Stock Conversion will be within the Estimated Valuation Range of $_____________ to $_____________, which may be increased to $__________, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Meritas. All shares of the Common Stock to be issued and sold in the Stock Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final aggregate price of the shares of the Common Stock will be determined at the completion of the Offerings. Meritas is experienced in the valuation and appraisal of financial institutions. For additional information, see "-Stock Pricing and Number of Shares to be Issued" in the Prospectus.

                       EFFECT OF CONVERSION TO STOCK FORM
                ON DEPOSITORS AND BORROWERS OF THE SAVINGS BANK

General
                                       7
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        Each depositor in a mutual savings institution such as the Savings Bank has both a deposit account and a pro rata ownership interest in the retained earnings of that institution based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any other depositor who opens a deposit account obtains a pro rata interest in the retained earnings of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

        Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

        Upon consummation of the Stock Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Savings Bank. Under the Plan, all of the capital stock of the Converted Savings Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Stock Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Stock Conversion to persons who elect to participate in the Stock Conversion by purchasing the shares being offered.

Continuity

        During the Conversion process, the normal business of the Savings Bank of accepting deposits and making loans will continue without interruption. The Converted Savings Bank will continue to be subject to regulation by the Administrator and the FDIC, and the Commercial Bank will be subject to regulation by the Commission and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Bank Conversion, the Commercial Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

        The Board of Directors serving the Savings Bank at the time of the Conversion will serve as the Board of Directors of the Converted Savings Bank, and then the Commercial Bank after the Savings Bank Conversion. The Board of Directors of the Company also will consist of the individuals currently serving on the Board of Directors of the Savings Bank. All officers of the Savings Bank at the time of the Conversion will retain their positions with the Converted Savings Bank after the Stock Conversion, and then the Commercial Bank after the Bank Conversion.

Voting Rights

        Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Commercial Bank or the Company and, therefore, will not be able to elect directors of the Commercial Bank or the Company or to control their affairs. Currently these rights are accorded to depositors of the Savings Bank. Subsequent to the Stock Conversion, voting rights will be vested exclusively in the shareholders of the Company which, in turn, will own all of the stock of the Converted Savings Bank and, following the Bank Conversion, the Commercial Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company, subject to the provisions of the Company's Articles of Incorporation.

Deposit Accounts and Loans

        The Savings Bank's deposit accounts, the balances of individual accounts and existing federal deposit insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Savings Bank.

Tax Effects

        The Savings Bank has received an opinion from its special counsel Moore & Van Allen, PLLC, as to the material federal income tax consequences of the Conversion to the Savings Bank and the Commercial Bank, and as to the generally applicable material federal income tax consequences of the Conversion to the Savings Bank's account holders and to persons who purchase Common Stock in the Stock Conversion. The opinion provides that the Conversion will constitute one or more reorganizations for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Savings Bank in its mutual or stock form by reason of the Stock Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Converted Savings Bank in stock form immediately after the Stock Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Savings Bank immediately prior to the Stock Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Stock Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (v) the holding period for the Common Stock purchased in the Stock Conversion will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of Subscription Rights in the Stock Conversion, to the extent such liquidation rights and Subscription Rights are deemed to have value, as discussed below; and (vii) as a result of the adoption of Public Law 104-188, the Savings Bank and its successors (including the Converted Savings Bank and the Commercial Bank) will be required to recapture the applicable excess reserves into gross income ratably over a six taxable year period. The applicable excess reserves are the excess, if any, of (1) the balance of its reserves as of the close of its last taxable year beginning before January 1, 1996, over (2) the greater of the balance of (a) its pre-1988 reserves, or (b) what the Commercial Bank's reserves would have been at the close of its last taxable year beginning before January 1, 1996, had the Savings Bank always used the experience method (the six-year average method).

        The opinion of Moore & Van Allen, PLLC is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Savings Bank and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

        Moore & Van Allen, PLLC has advised the Savings Bank that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Savings Bank as part of the Stock Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Savings Bank who receive an interest in such liquidation account established by the Savings Bank pursuant to the Stock Conversion will not recognize any gain or loss upon such receipt.

        Moore & Van Allen, PLLC has further advised the Savings Bank that the federal income tax treatment of the receipt of Subscription Rights pursuant to the Stock Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that Subscription Rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of Subscription Rights plus the Subscription Rights actually exercised. Persons who do not exercise their Subscription Rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, Subscription Rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Internal Revenue Code and in the absence of contrary authoritative guidance, Moore & Van Allen, PLLC has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of Subscription Rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the Subscription Rights, Moore & Van Allen, PLLC has provided in its opinion that the subsequent exercise of the Subscription Rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the Subscription Rights will depend, in part, upon their valuation for federal income tax purposes.

        If the Subscription Rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders who are Residents of the Local Community, Eligible Account Holders who are not Residents of the Local Community, Supplemental Eligible Account Holders and Other Members who exercise their Subscription Rights, even though such persons would have received no cash from which to pay taxes on such taxable income. The Bank could also recognize a gain on the distribution of such Subscription Rights in an amount equal to their aggregate value. In the opinion of Meritas, whose opinion is not binding upon the IRS, the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders who are Residents of the Local Community, Eligible Account Holders who are not Residents of the Local Community, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that the Subscription Rights are deemed to have a fair market value. Because the fair market value, if any, of the Subscription Rights issued in the Stock Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Moore & Van Allen, PLLC has neither adopted the opinion of Meritas as its own nor incorporated such opinion of Meritas in its opinion issued in connection with Conversion.

        The Savings Bank has also obtained an opinion from Moore & Van Allen, PLLC to the effect that the tax effects of the Conversion under North Carolina tax laws will be substantially the same as described above with respect to federal income tax laws.

        THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH OF ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

Liquidation Account

        In the unlikely event of a complete liquidation of the Savings Bank in its present mutual form, each holder of a deposit account in the Savings Bank would receive his pro rata share of any assets of the Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Savings Bank at the time of liquidation.

        After the Stock Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Savings Bank. Therefore, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would have no interest in the value of the Savings Bank above that amount.

        The Plan provides for the establishment, upon the completion of the Stock Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of its latest statement of financial condition contained in the final Prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder would be entitled, on a complete liquidation of the Converted Savings Bank (or the Commercial Bank) after completion of the Stock Conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Savings Bank on August 30, 1996 and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account each qualifying deposit held in the Savings Bank on December 31, 1997. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of such qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the qualifying deposit account on any annual closing date of the Savings Bank subsequent to the relevant eligibility date is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reductions, and such interest would cease to exist if he ceases to maintain an account at the Converted Savings Bank or Commercial Bank that has the same Social Security number as appeared on his account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the Stock Conversion.

        Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Savings Bank's capital stock at that time.

        The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Savings Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Savings Bank in connection therewith, shall be assumed by the Commercial Bank.

        A merger, consolidation, sale of bulk assets or similar combination or transaction with an FDIC-insured institution in which the Savings Bank is not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

        The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Savings Bank, except that the Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account.

INTERPRETATION AND AMENDMENT OF THE PLAN

        To the extent permitted by law, all interpretations of the Plan by the Savings Bank will be final. The Plan provides that the Savings Bank's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the Community Offering to natural persons and trusts of natural persons who are permanent residents of the Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Savings Bank and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the FDIC and the Administrator.

        The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by a two-thirds vote of the Board of Directors at any time prior to submission of the Plan and proxy materials to the Savings Bank's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the FDIC and the Administrator. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting. However, any modification of the Plan resulting in a material change in the terms of the Conversion would require a resolicitation of proxies and another meeting of stockholders.

        The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the FDIC or the Administrator or any successor agency prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Savings Bank's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

                           CONDITIONS AND TERMINATION

        Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total outstanding votes of the members of the Savings Bank and the sale of all shares of the Common Stock within 12 months following approval of the Plan by the members, which time period may be extended an additional 12 months by an amendment to the Plan. If these conditions are not satisfied, the Plan will be terminated, and the Savings Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the FDIC and the Administrator, by the Board of Directors at any time thereafter.

                                     OTHER

        All statements made in this Proxy Statement are hereby qualified by the contents of the Plan. In addition, attention is directed to the section entitled "The Conversion" in the accompanying Prospectus for a more detailed discussion of various aspects of the Plan. Adoption of the Plan by the Savings Bank's members shall be deemed approval of the authority of the Board of Directors to amend or terminate the Plan in accordance with its terms.

                               HOW TO ORDER STOCK

        The accompanying Prospectus contains information about the business and financial condition of the Savings Bank and additional information about the Conversion and the Subscription and Community Offerings. You are not obligated to subscribe for stock, and voting to approve the Conversion will not obligate you to subscribe for stock.

        All Subscription Rights are nontransferable and will expire if not exercised by returning the accompanying Stock Order Form with full payment (or appropriate instructions authorizing withdrawal from a savings or certificate account at the Savings Bank) for all shares for which subscription is made to the Company by __:00, Eastern Time, on ___________, 1998, unless extended by the Savings Bank. A postage-paid reply envelope is provided for this purpose. Provided that not all of the shares are subscribed for in the Subscription Offering by members of the Savings Bank, the remaining shares may be offered to certain members of the Local Community in the Community Offering with preference given to natural persons and trusts of natural persons who reside in the Local Community. Any shares of Common Stock not purchased in the Subscription and Community Offerings may be offered, at the discretion of the Company, to certain members of the general public in the Public Offering. The information contained in this Proxy Statement is limited in its scope to use in the solicitation of proxies for the Special Meeting to vote on the Plan. It is not intended for use in the offering of the Common Stock. Such offering is made only by the Prospectus.

                                         By Order of the Board of Directors


                                         Henry H. Land
                                         Secretary

                         REVOCABLE APPOINTMENT OF PROXY
                            LANDIS SAVINGS BANK, SSB
        For a Special Meeting of Members to be Held on __________, 1998

        This Appointment of Proxy is solicited on behalf of the Board of Directors of Landis Savings Bank, SSB ("Landis"), Landis, North Carolina.

        The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Members (the "Notice") and the Proxy Statement describing the matters set forth below, and hereby appoints the Board of Directors ("Board") of Landis as a whole, or a committee designated by a majority of the Board, as the proxy of the undersigned, each with full power of substitution, to cast all votes which the undersigned is entitled to vote at the Special Meeting of Members to be held at the __________________________, Landis, North Carolina at _____
__.M., Eastern Time on __________, 1998 and at any adjournment thereof (the "Special Meeting"), on the matters referred to below in the manner specified on the reverse side hereof.



                                                       For   Against    Abstain

1. A Plan of Conversion (the "Plan of Conversion") pursuant to which, among other things, (i) Landis will convert from a North Carolina-chartered savings bank organized in mutual form to a North Carolina-chartered savings bank organized in stock form, (ii) convert from a North Carolina-chartered savings bank to a North Carolina commercial bank; (iii) amend its Certificate of Incorporation and Bylaws as set forth as exhibits to the Plan of Conversion; and (iv) be acquired by BOC Financial Corp., the proposed holding company for Landis which will offer and sell shares of its common stock in subscription and community offerings and, if necessary, in a public offering.




2. Such other matters that fall within the purposes set forth in the Notice or any adjournment thereof.




        IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE. FAILURE TO VOTE IS THE EQUIVALENT OF A VOTE AGAINST THE PLAN OF CONVERSION.

 ...............................................................................

        This Appointment of Proxy will be voted as directed. Unless otherwise marked, this Appointment of Proxy will be voted FOR approval of the Plan of Conversion. If any other business that falls within the purposes set forth in the Notice is presented at the Special Meeting, this Appointment of Proxy shall be voted in accordance with the recommendation of the Board of Directors.


                                         -----------------------------------
                                                            Date

                                         -----------------------------------
                                                          Signature

                                         -----------------------------------
                                                          Signature

                       Important:  Please sign your name exactly as it appears
                        hereon.  Please add your full title to your signature.

                            NOTE:  If you receive more than one proxy card,
                             please date and sign each card and return all
                                 proxy cards in the enclosed envelope.